UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A (Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
 PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934

GENCO SHIPPING & TRADING LIMITED
(Exact name of registrant as specified in its charter)

The Republic of the Marshall Islands (Jurisdiction of Incorporation or Organization)	98-0439758 (I.R.S. Employer Identification No.)

299 Park Avenue, 12th Floor New York, New York (Address of Principal Executive Offices)	10171 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

This Form 8‑A/A (Amendment No. 2) is being filed by Genco Shipping & Trading Limited (the “Company”) to amend the Registration Statement on Form 8‑A filed by the Company with the Securities and Exchange Commission on October 1, 2025 (the “Original Registration Statement”).

Item 1.	Description of Registrant’s Securities to be Registered

On May 1, 2026, Genco Shipping & Trading Limited (the “Company”) entered into the Second Amendment to Shareholder Rights Agreement (the “Second Amendment”) to amend the Shareholder Rights Agreement, dated as of October 1, 2025 (the “Rights Agreement”), between the Company and Computershare Inc., as amended by a First Amendment to Shareholder Rights Agreement (the “First Amendment”) dated as of November 10, 2025. The description of the Rights Agreement and the First Amendment in the Company’s Current Reports on Form 8-K filed on October 1, 2025 and November 10, 2025, respectively, are incorporated herein by reference.  Capitalized terms used but not otherwise defined have the meanings given to them in the Rights Agreement.

As disclosed in the Company’s preliminary proxy statement filed on April 24, 2025, the Company’s Board of Directors (the “Board”) determined that, based on shareholder feedback and its ongoing assessment of the facts and circumstances, it would be in the best interests of the Company and its shareholders to raise the beneficial ownership threshold to become an Acquiring Person, thereby triggering the Rights Agreement, to 15% of our outstanding Common Stock for all shareholders.  The effect of the Second Amendment is to rescind the First Amendment such that the Rights Agreement is in full force and effect except for those changes made in the First Amendment.

The Rights Agreement remains similar to plans adopted by other public companies and is intended to enable all Company shareholders to realize the long-term value of their investment. It is designed to reduce the likelihood that any entity, person, or group would gain control of or significant influence over the Company through open-market accumulation or other tactics potentially disadvantaging the interests of all shareholders, without paying all shareholders an appropriate control premium. The Rights Agreement as amended to date will continue to provide the Board sufficient time to fulfill its fiduciary duties on behalf of all shareholders, and it does not prevent the Board from considering any proposal. The Rights Agreement as amended is not intended to deter offers that are fair and otherwise in the best interest of the Company’s shareholders.

In all other material respects, the Rights Agreement remains in full force and effect.

The foregoing description of the material terms of the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Statement of Designations of the Preferred Shares, the Rights Agreement, the First Amendment, and the Second Amendment, which are included as Exhibits 3.1, 4.1, 4.2, and 4.3, respectively, to this Form 8-A/A and incorporated herein by reference.

Item 2.	Exhibits

Exhibit	Description

3.1	Statement of Designations of Series B Preferred Stock of Genco Shipping & Trading Limited (1)

4.1
Rights Agreement dated as of October 1, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (including the form of Statement of Designations of Series B Preferred Stock attached thereto as Exhibit A, the form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Shares attached thereto as Exhibit C) (1)

4.2	First Amendment to Shareholder Rights Agreement dated as of November 10, 2025 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (2)

4.3	Second Amendment to Shareholder Rights Agreement dated as of May 1, 2026 between Genco Shipping & Trading Limited. and Computershare Inc., as Rights Agent (3)

(1)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2025.

(2)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on November 10, 2025.

(3)	Incorporated by reference to the Company’s Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2026.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENCO SHIPPING & TRADING LIMITED

By:	/s/ Peter Allen
	Name:	Peter Allen
	Title:	Chief Financial Officer

Date:	May 22, 2026